Exhibit to 8-K Report

          August 27, 1996


          CENTURY TELEPHONE ENTERPRISES, INC. DECLARES QUARTERLY DIVIDEND;
                           UPDATES SHAREHOLDER RIGHTS PLAN

               MONROE, LOUISIANA . . . . Century Telephone Enterprises, Inc., (NYSE Symbol: CTL), today announced that its Board of Directors declared a quarterly dividend payment of $.09 per share of Common Stock, payable September 20, 1996, to shareholders of record on September 6, 1996.
               The Board also adopted an updated shareholder rights plan to replace the existing plan which expires in late November 1996. The Board of Directors originally adopted a shareholder rights plan in November 1986 to protect shareholder interests in the event the Company was faced with a takeover initiative that would deny shareholders the full value of their investment. Century Telephone has no knowledge that anyone is considering a hostile takeover of the Company.
               The new Rights are similar in purpose and effect to the existing Rights, and are intended to enable all shareholders to realize the long-term value of their investment in Century Telephone. The new Rights, which will be issued as a dividend on November 1, 1996 to each common shareholder of record on September 30, 1996, will be exercisable only if a person acquires, or announces a tender offer which would result in ownership of, 15% or more of the Company's common stock. The Board of Directors will be authorized in certain circumstances to lower this 15% threshold to not less than 10%. The initial exercise price will be $110 per Right. The Rights will expire on November 1, 2006, unless redeemed or exchanged at an earlier date. A summary of the updated rights plan will be sent to shareholders in November.
               Century Telephone Enterprises, Inc., headquartered in Monroe, Louisiana, is a diversified telecommunications company. Century is the 16th largest U.S. local exchange telephone company based on access lines, and the 15th largest U.S. cellular company based on population equivalents owned.